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EXHIBIT 11.1

Centigram Communications Corporation
Statement of Computation of Loss Per Share
(In thousands, except per share data--unaudited)

                                                      Quarter Ended                 Six Months Ended

                                                  April 27,      April 29,        April 27,    April 29,
                                                   1996            1995             1996         1995
                                                 ----------     -----------      ----------   ----------
Net loss                                         $   (1,311)    $      (320)     $     (804)  $   (1,090)
                                                 ----------     -----------      ----------   ----------

Computation of common and common
 equivalent shares outstanding:
        Common stock                                  6,806           6,530           6,767        6,508
        Options and warrants                             --              --              --           --
                                                 ----------     -----------      ----------   ----------
Common and common equivalent shares
      used in computing per share amounts             6,806           6,530           6,767        6,508
                                                 ----------     -----------      ----------   ----------
Net loss per share                               $    (0.19)    $     (0.05)     $    (0.12)  $    (0.17)
                                                 ==========     ===========      ==========   ==========

- ------------

Fully diluted computation not presented since such amount differs by less than 3% from the per share amounts shown above.


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